UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________________

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

IMPERALIS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	20-564-8820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 N Gould Street, Suite 11023 Sheridan, Wyoming	82801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 888-662-8444

Copies to:

Mark Crone, Esq.

Joe Laxague, Esq.

The Crone Law Group, P.C.

500 Fifth Avenue

Suite 938

New York, NY 10110

Telephone: 646-861-7891

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-Accelerated Filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

EXPLANATORY NOTE

 We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Once this Registration Statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K; quarterly reports on Form 10-Q; and current reports on Form 8-K. We will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Unless otherwise noted, references in this Registration Statement to the “Registrant”, the “Company”, “we”, “our”, or “us” means “Imperalis Holding Corp.” and/or its subsidiaries, The Crypto Currency Mining Company, CannaCure Sciences and The Dollar Shots Club.  All references in this Registration Statement to “$” or “dollars” are to United States dollars, unless specifically stated otherwise.

FORWARD LOOKING STATEMENTS

There are statements in this Registration Statement that are not historical facts or that are based on good faith estimates of management. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under the section entitled “Risk Factors.” Although management believes that the assumptions underlying the forward- looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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Item 1.  Business

Overview

Imperalis Holding Corp. (the “Company” or “IMHC”), acts as a holding company for its operating subsidiary, CannaCure Sciences, Inc. (“CannaCure”). Through CannaCure, we are developing a lineup of personal care products containing Cannabidiol (CBD). We currently offer CBD-based lotions and oils to the consumer markets. Our products are all-natural, cruelty-free products that aim to provide an alternative to synthetic personal care products. We hold two additional subsidiaries whose operations are currently dormant, The Crypto Currency Mining Company, a Wyoming Corporation, and Dollar Shots Club, Inc., a Nevada corporation.

Corporate History

We were incorporated on April 5, 2005 in Nevada, under the name Coloured (US) Inc. On March 25, 2011, we changed our name to Imperalis Holding Corp. On December 28, 2017, we acquired 100% of the issued and outstanding common stock of The Crypto Currency Mining Company, Inc. (“Crypto”), in exchange for our issuance of 56,996,444 shares of common stock to Vincent Andreula, the sole shareholder of Crypto. Following our acquisition of Crypto, Mr. Andreula became our CEO and majority shareholder and we focused on the mining of cryptocurrencies as our primary business. On February 21, 2018, we acquired all of the issued and outstanding capital stock of Dollar Shots Club, Inc. (“Dollar Shots”) in exchange for our issuance of 1,342,050 shares of common stock to the former shareholders of Dollar Shots. Through Dollar Shots, we marketed flavored energy “shots” and similar beverages through a monthly subscription service. The operations on Crypto and Dollar Shots are currently dormant.

We entered our current line of business in a common control transaction on April 29, 2019, when we acquired all of the issued and outstanding capital stock of CannaCure in exchange for the issuance of 60,000,000 shares of common stock to the former shareholders of CannaCure, who included Mr. Andreula, our CEO and sole director, as well as our Chief Marketing Officer, Michael Andreula, and our head of Research and Development, Kristie Andreula.

CBD Products

Since our acquisition of CannaCure, we have been focused on identifying relationships and pursuing opportunities to develop a business in developing, marketing and selling CBD-based personal care and cosmetic products. CBD is derived from industrial hemp, and because of its low Tetrahydrocannabinol (THC) content, is lawful in the United States and has no measurable psychoactive effects. THC is the principal psychoactive constituent of cannabis. High quality raw materials made from hemp are essential to produce the isolates and distillates used to produce CBD products. Industrial hemp is defined as plants with less than 0.3% of the psychoactive compound THC found in cannabis plants. Our Chief Executive Officer will primarily oversee product development, manufacturing, testing, sales and marketing of our CBD-based health and cosmetic products. The Company has a very little prior experience in this rapidly evolving segment.

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We seek to take advantage of an emerging worldwide trend to utilize the production of industrial hemp in consumer products. Hemp is being used today in cosmetics and nutritional supplements where we intend to focus our efforts. The market for hemp-derived products is expected to increase substantially over the next five years, and we are endeavoring to prepare the Company to be positioned as a significant player in the industry. We expect to realize revenue through our efforts, if successful, to sell wholesale and retail finished products to third parties. However, as we are in a start-up phase in a new business venture in a rapidly evolving industry, and many of our costs and challenges are new and unknown. In order to fund our activities, we will need to raise additional capital either through the issuance of equity and/or the issuance of debt. In the event we are unsuccessful in raising sufficient additional capital to fund our efforts, we may need to curtail, abandon or delay our plans to enter into this segment.

Current Products

Broad Spectrum Advanced Nano-Tincture

We use a proprietary nano-emulsion technology system to process CBD-rich hemp extract into smaller particles for easier and better absorption. The resulting particles are called “Nano Particles”, and they disperse throughout water and offer a higher bioavailability.

Our Broad Spectrum Advanced Nano-Tincture is suitable for sublingual use, and it is perfect for those who want a CBD product that they can add to a beverage to receive a more consistent dose of CBD without re-dosing. No flavorings, colors or sweeteners are added. Due to the size of the particles and increased bioavailability, you may find that the effects of the CBD are noticeable more quickly with this Nano-Tincture, and you may also find that you can use less product for the same effects.

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Broad Spectrum PCR Tincture

Our Broad Spectrum PCR Tincture is made with our CBD oil blended with Hemp oil, grapeseed oil and MCT (medium-chain triglyceride) oil. This tincture is ideal for those who prefer the traditional CBD oil product and is suitable for sublingual use. Unlike many competitors, our Broad Spectrum PCR Tincture DOES NOT include any artificial flavorings or colors, and no additives, preservatives or sweeteners. You can feel confident that you’re using the purest product available on the market, in a regulated dosage for ease of administration.

Coconut Sugar Scrub

Coconut sugar is made from the boiling down of coconut sap. It is a humectant, which means it draws moisture into the skin. Containing natural glycolic acid, coconut sugar is a superior exfoliator that is especially good at smoothing small bumps caused by ingrown hairs. It can be used before or after shaving for a far superior result, and unlike salt, it won’t sting freshly shaved skin. The natural glycolic acid is also helpful at fading old acne scars and dark marks on skin.

Our Coconut Sugar Scrub is blended with shea butter for extra hydration, and apricot and hemp oils to smooth rough dry skin. We also blend in a natural vanilla fragrance oil.

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Pink Himalayan Salt Scrub

Unlike common table salt, which is heavily processed to remove most of its mineral content, Himalayan salt is only around 87% sodium chloride; it still contains many beneficial minerals like potassium, iodine, calcium, sulfur, zinc, copper and iron. Comparatively, table salt is usually 97.5-99% sodium chloride, with some iodine occasionally added back in, along with some anti-caking agents and other additives.

Our Pink Himalayan Salt Scrub is blended with avocado oil and sweet almond oil, along with hemp oil to help soften and smooth the skin. The salt will gently exfoliate dead surface skin cells, revealing vibrant, healthy skin that can more easily absorb the benefits of the Himalayan Salt and nourishing oils. Our Himalayan Pink Salt Scrub has a delicate citrus scent.

Dead Sea Salt Scrub

The extremely high mineral content in Dead Sea Salt make it very bitter tasting and inedible, but these minerals are exactly what make it so good for skin health and why it’s been prized for thousands of years in treating many common skin issues like psoriasis, eczema and acne. The high concentrations of bromide, magnesium and sulfur are said to help reduce skin inflammation, thereby allowing inflamed skin to heal. The National Psoriasis Foundation recommends Dead Sea Salt as an effective treatment for psoriasis, and a study published in the International Journal of Dermatology states that Dead Sea Salt may help in reducing the depth of skin wrinkles.

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Our Dead Sea Salt Scrub is blended with sweet almond and castor oils, and the moisturizing and hydration benefits of hemp oil. It has a light, relaxing coconut ginger scent.

Product Development, Suppliers and Production

Our products are formulated by our head of Research & Development, Kristie Andreula, in consultation with our CEO, Vincent Andreula. The products are compounded and bottled in a large garage provided to the Company by our CEO at a rent of $476 per month. We prepare and bottle our products with the assistance of a kettle mixer, a bottling machine, a shrink-wrapping machine and other minor tools and equipment. We obtain the ingredients and raw materials for our products at market prices from apothecary supply houses, primarily Jedwards International and Bulk Apothecary. Our bottles, labels, and similar supplies are sourced from Containers and Packing. We do not have long term contracts with our suppliers, but we do maintain account relationships under which we acquire our ingredients on a per-purchase order basis.

Customers and Marketing

Our hemp-infused personal care products are targeted toward health-conscious lifestyle consumers. Our customers include vegan enthusiasts, organic enthusiasts, and spas. Through our business, we will be targeting individuals between 21- 65 years of age. Our products are currently marketed through our website, cannacuresciences.com. When and if we are able to obtain additional capital, we intend to invest pay-per-click internet advertising and similar programs intended to drive customer traffic to our website.

Competition

The Company competes with other start-ups and with middle market manufacturers and distributors that specialize in brand development. The Company also competes with established brands and large multi-national firms that manage established brand portfolios.

Future Goals

The Company’s future goals include:

1) To attract a reasonable number of customers through marketing and make acquisitions.

2) Achieve positive net profit through first year of sales.

3) To make the company an icon brand.

4) To develop an effective, well placed market for sales of cannabidiol oils and related products.

5) To create an infrastructure for the fulfillment of sales.

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Regulatory Requirements

We are subject to numerous federal, state, local and foreign laws and regulations, including those relating to:

•	The production of CBD cosmetic and other related products

•	Environmental protection

•	FDA and state agricultural requirements

•	Interstate commerce and taxation laws

•	Working and safety conditions, minimum wage and other labor requirements

Employees

We currently do not have any employees other than our named executive officers, who perform all formulation, production, marketing, and sales functions for the Company.

Implications of Emerging Growth Company Status

As a company with less than $1 billion in revenue in our last fiscal year, we are defined as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act.  We will retain “emerging growth company” status until the earliest of:

•	The last day of the fiscal year during which our annual revenues are equal to or exceed $1 billion;

•	The last day of the fiscal year following the fifth anniversary of our first sale of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act;

•	The date on which we have issued more than $1 billion in nonconvertible debt in a previous three-year period; or

•	The date on which we qualify as a large accelerated filer under Rule 12b-2 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e., an issuer with a public float of $700 million that has been filing reports with the U.S. Securities and Exchange Commission (“SEC”) under the Exchange Act for at least 12 months).
•	As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to SEC reporting companies. For so long as we remain an emerging growth company we will not be required to:

•	Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Wall Street Reform and Consumer Protection Act of 2002;

•	Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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•	Submit certain executive compensation matters to stockholder non-binding advisory votes;

•	Submit for stockholder approval golden parachute payments not previously approved;

•	Disclose certain executive compensation related items, as we will be subject to the scaled disclosure requirements of a smaller reporting company with respect to executive compensation disclosure; and

•	Present more than two years of audited financial statements and two years of selected financial data in a registration statement for our initial public offering of our securities.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates.  Section 107 of the JOBS Act provides that our decision to opt into the extended transition period for complying with new or revised accounting standards is irrevocable.

We are also a “smaller reporting company,” which is defined under the Exchange Act as a company that has: (i) a public float of less than $250 million; or (ii) less than $100 million in annual revenues and no public float or a public float of less than $700 million.  Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act.  As a smaller reporting company we are not required to:

•	Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

•	Present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K and present any selected financial data in such registration statements and annual reports.

Item 1A.  Risk Factors

An investment in our common stock involves a high degree of risk.  An investor should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.

We have a limited operating history and operate in a new industry, and we may not succeed.

The cannabis industry is a highly competitive, and such competition from companies much bigger than us could adversely affect our operating results.

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We compete with many national, regional and local businesses. We could experience increased competition from existing or new companies in the cannabis and cannabis-based personal health and cosmetic industry, which could create increasing pressures to grow ours. If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of channel share, which would have an adverse effect on our operating results. Other factors that could affect our business are:

• Consumer tastes

• National, regional or local economic conditions

• Disposable purchasing power

• Demographic trends; and

• The price of special ingredients that go into our products.

Our business is dependent upon continued market acceptance by consumers. Even if we obtain new customers, there is no assurance that we will continue to make a profit.

We are substantially dependent on continued market acceptance of our products by consumers. Although we believe that our products will gain consumer acceptance, we cannot predict the future growth rate and size of this market. Even if we obtain customers, there is no guarantee that we will be able to generate a profit. Because we are a small company and have limited capital, we must limit our products and services. Further, we are subject to raw material pricing which can erode the profitability of our products and put additional negative pressure on profitability.  If we cannot operate profitably, we may have to suspend or cease operations.

Our future success depends on our ability to grow and expand our customer base. Our failure to achieve such growth or expansion could materially harm our business.

To date, our revenue growth plans have been derived from projected sales of our products, not actual sales or historical experience. Our success and the planned growth and expansion of our business depends on us achieving greater and broader acceptance of our products and expanding our customer base. There can be no assurance that customers will purchase our products or that we will continue to expand our customer base. If we are unable to effectively market or expand our product offerings, we will be unable to grow and expand our business or implement our business strategy. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

Supply chain interruptions as a result of the Covid-19 pandemic may hinder our ability to fill customer orders in a timely and reliable fashion, resulting in an inability to grow our sales and customer base.

Following the outbreak of the Covid-19 pandemic and resulting lock-down orders in the U.S., supply chain disruptions have, from time to time, resulted in the unavailability of raw ingredients and packaging materials for our products. Although these disruptions have abated recently and have not had a material effect on our operations to date, future disruptions in the supply of raw materials could negatively impact our ability to timely fill customer orders and grow our customer base. In event of such supply disruptions, our sales and results of operations could be materially negatively affected.

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We will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

If we fail to retain key personnel and hire, train and retain qualified employees, we may not be able to compete effectively, which could result in reduced revenue or increased costs.

Our success is highly dependent on the continued services of key management and technical personnel. Our management and other employees may voluntarily terminate their employment at any time upon short notice. The loss of the services of any member of the senior management team or any of the managerial or technical staff on which we principally rely for expertise on our CBD segment may significantly delay or prevent the achievement of product development, our growth strategies and other business objectives. Our future success will also depend on our ability to identify, recruit and retain additional qualified technical and managerial personnel. We operate in several geographic locations where labor markets are particularly competitive, where demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for qualified personnel is intense, particularly in the areas of general management, finance, engineering and science, and the process of hiring suitably qualified personnel is often lengthy and expensive, and may become more expensive in the future. If we are unable to hire and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend in large part on our brand and branded products and believe that they are very important to our business, as well as on our proprietary hemp infused processes. We rely on a combination of common law trademark rights, trade secrets, and similar intellectual property rights to protect our brand and branded products. We do not currently hold any patents for our products and do not have registered trademarks for our brand. The success of our business depends on our continued ability to use our existing common law trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We may not be able to adequately protect our trademarks and our product formulations, which may result in liability for trademark infringement, trademark dilution or unfair competition. We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our rights.

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FDA regulation could negatively affect the hemp industry, which would directly affect our financial condition.

The U.S. Food and Drug Administration ("FDA") may seek expanded regulation of hemp under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including certified good manufacturing practices, or cGMPs, related to the growth, cultivation, harvesting and processing of hemp. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where hemp is grown register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the hemp industry, including what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations or registration as prescribed by the FDA, we may be unable to continue to operate their and our business in its current or planned form or at all.

Changes in the Law and Development Programs

For the first time since 1937, industrial hemp has been decriminalized at the federal level and can be grown legally in the United States, but on a limited basis. A landmark provision passed in the Agricultural Act of 2014 recognizes hemp as distinct from its genetic cousin, marijuana. Federal law now exempts industrial hemp from U.S. drug laws to allow for crop research by universities, colleges and state agriculture departments. The new Federal law allows for agricultural programs for industrial hemp “in states that permit the growth or cultivation of hemp.” However, cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability and the inability of our customers to execute our respective business plans.

Even in those jurisdictions in which the manufacture and use of medical cannabis has been legalized at the state level, the possession, use and cultivation of cannabis all remain violations of federal law that are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they intentionally aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them. The U.S. Supreme Court has ruled in United States v. Oakland Cannabis Buyers' Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize the sale, possession and use of cannabis, even for medical purposes. We would likely be unable to execute our business plan if the federal government were to enforce federal law regarding cannabis and applied such laws to low THC containing hemp, or other federal or state laws were to be extended to our business. For this reason, we continue to believe cannabis legislation and the enforcement of laws should be considered a significant risk factor to our business. Confusion surrounding the nature of our products, inaccurate or incomplete testing, farming practices and law enforcement vigilance or lack of education could result in confusion and our products could be intercepted and our business interrupted, or we could be required to undertake processes that could delay shipments, impede sales or result in seizures, proper or not, that would be costly to rectify or remove and which could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company.

In January 2018, the Department of Justice (the “DOJ”) rescinded certain memoranda, including the so-called “Cole Memo” issued on August 29, 2013 under the Obama Administration, which had characterized enforcement of federal cannabis prohibitions under the CSA to prosecute those complying with state regulatory systems allowing the use, manufacture and distribution of medical cannabis as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. The impact of the DOJ's rescission of the Cole Memo and related memoranda is unclear, but may result in the DOJ increasing its enforcement actions against the state-regulated cannabis industry generally.

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Additionally, financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act. The penalties for violation of these laws include imprisonment, substantial fines and forfeiture. Prior to the DOJ's rescission of the “Cole Memo”, supplemental guidance from the DOJ issued under the Obama administration directed federal prosecutors to consider the federal enforcement priorities enumerated in the “Cole Memo” when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. With the rescission of the “Cole Memo,” there is increased uncertainty and added risk that federal law enforcement authorities could seek to pursue money laundering charges against entities or individuals engaged in supporting the cannabis industry.

Federal prosecutors have significant discretion and no assurance can be given that the federal prosecutor in each judicial district where we operate will not choose to strictly enforce the federal laws governing cannabis production or distribution. Any change in the federal government's enforcement posture with respect to state-licensed cultivation of cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses, which would adversely affect the trading price of our securities. We have not requested or obtained any opinion of counsel or ruling from any authority to determine if our operations are in compliance with or violate any state or federal laws or whether we are assisting others to violate a state or federal law. In the event that our operations are deemed to violate any laws or if we are deemed to be assisting others to violate a state or federal law, any resulting liability could cause us to modify or cease our operations.

Although we believe the foregoing will be applicable to business other than hemp-based CBD businesses there is risk that confusion or uncertainty surrounding our products with regulated cannabis could occur on the state or federal level and impact us. We may have difficulty with establishing banking relationships, working with investment banks and brokers who would be willing to offer and sell our securities or accept deposits from shareholders, and auditors willing to certify our financial statements if we are confused with businesses that are in the cannabis business. Any of these additional factors, should they occur, could also affect our business, prospects, assets or results of operation could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company.

Our annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond our control, which could adversely affect our ability to satisfy our debt obligations as they become due.

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Our sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

• Variations in the timing and volume of our sales

• The timing of expenditures in anticipation of future sales

• Sales promotions by us and our competitors

• Changes in competitive and economic conditions generally

• Foreign currency exposure

Consequently, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future. The Company's operating results may vary. We may incur net losses. The Company expects to experience variability in its revenues and net profit. While we intend to implement our business plan to the fullest extent we can, we may experience net losses. Factors expected to contribute to this variability include, among other things:

•	The general economy

•	The regulatory environment concerning beverage production

•	Climate, seasonality and environmental factors

•	Consumer demand for the Company’s products

•	Transportation costs

•	Competition in products

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages.  For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products.  We may not successfully address these risks and uncertainties or successfully implement our operating strategies.  If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern.

We will require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We will require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

•	Cash provided by operating activities

•	Available cash and cash investments

•	Capital raised through debt and equity offerings

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms.  Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors,

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many of which are outside our control, and on our financial performance.  Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us.  If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects.  Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation.  In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock.  Finally, upon bankruptcy or liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our stock price has been extremely volatile and our common stock is not listed on a national stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock as has been extremely volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors.  Further, our common stock is not listed on a national stock exchange; we intend to list the common stock on a national stock exchange once we meet the entry criteria.  An active public market for our common stock currently exists on the OTC Markets (www.otcmarkets.com) but may not be sustained.  Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

Among the factors that could affect our stock price are:

•	Industry trends and the business success of our vendors
•	Actual or anticipated fluctuations in our quarterly financial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors
•	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results
•	Announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors
•	Regulatory and legislative developments
•	Litigation
•	General market conditions
•	Other domestic and international macroeconomic factors unrelated to our performance
•	Additions or departures of key personnel

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time.  Some of these shares are owned by executive officers and directors, and we believe that such holders have no current intention to sell a significant number of shares of our stock. If all of the major stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

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Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer insurance.  Our lack of D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers. While we have applied for D&O insurance and are working with our insurance brokerage house to obtain coverage, we are not guaranteed of our ability to do so.

Despite our significant efforts in quality control and preservation, we will face risks of litigation from customers, employees and others in the ordinary course of business, which may divert our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations.

Claims of illness or injury relating to beverage quality or beverage handling are common in the beverage industry. While we believe our processes and high standards of quality control will minimize these instances, there is always a risk of occurrence, and so despite our best efforts to regulate quality control, litigation may occur. In that event, our financial condition, operating results and cash flows could be harmed.

From time to time we may be subject to litigation, including potential stockholder derivative actions.  Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time.  To date we have no directors and officers liability (“D&O”) insurance to cover such risk exposure for our directors and officers.  Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company.  While we are actively attempting to obtain such insurance, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur.  While neither Nevada law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Nevada law.  Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity.  Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

We have only one member of the Board Directors, which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists of one member, our CEO Vincent Andreula. We do not have outside or independent directors.  The lack of independent directors may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.  For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks.  Furthermore, the lack of independent directors creates the potential for

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conflicts between management and the diligent independent decision making process of the Board.  In this regard, our lack of an independent compensation committee presents the risk that our executive officers on the Board may have influence over his/their personal compensation and benefits levels that may not be commensurate with our financial performance.  Furthermore, our lack of outside directors deprives our company of the benefits of various viewpoints and experience when confronting the challenges we face.  Without independent directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

Requirements associated with being a reporting public company will require significant company resources and management attention.

We are filing this Form 10 registration statement with the U.S. Securities and Exchange Commission (“SEC”).  Once the Form 10 becomes effective, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies.  We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC reporting company.  These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems.  We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting.  However, we cannot provide assurances that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for the Company will require the time and attention of management and will require the hiring of additional personnel and legal, audit and other professionals.  We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

Our management controls a large block of our common stock that will allow them to control us.

As of April 7, 2021, members of our management team beneficially own 110,996,444 shares of common stock, or approximately 77.63% of our outstanding common stock and of our voting power and controls the Company.  As a result, management has the ability to control substantially all matters submitted to our stockholders for approval including:

•	Election of our board of directors;

•	Removal of any of our directors;

•	Amendment of our articles of incorporation or bylaws; and

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

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In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e.a company that has: (i) a public float of less than $250 million; or (ii) less than $100 million in annual revenues and no public float or a public float of less than $700 million)..  We have elected to adopt these reduced disclosure requirements.  We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions.  If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant.  Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders’ interests in the Company and could depress our stock price.

Our Articles of Incorporation authorize 200,000,000 shares of common stock, of which 142,987,383 are outstanding as of April 7, 2021.   Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

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Further, our shares do not have preemptive rights, which mean we can sell shares of our common stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares.  Therefore, any additional sales of stock by us could dilute an existing stockholder’s ownership interest in our company.

Item 2.  Financial Information

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statements

The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto. The management's discussion and analysis contain forward-looking statements, such as statements of our plans, objectives, expectations, and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under "Risk Factors," which appear in elsewhere in this Registration Statement, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Registration Statement.

Overview

Imperalis Holding Corp. (the “Company” or “IMHC”), acts as a holding company for its operating subsidiary, CannaCure Sciences, Inc. (“CannaCure”). Through CannaCure, we are developing of a lineup of personal care products containing Cannabidiol (CBD). We currently offer CBD-based lotions and oils to the consumer markets. Our products are all-natural, cruelty-free products that aim to provide an alternative to synthetic personal care products. We hold two additional subsidiaries whose operations are currently dormant, The Crypto Currency Mining Company, a Wyoming Corporation, and Dollar Shots Club, Inc., a Nevada corporation.

Impact of COVID-19

The Company has experienced significant disruptions to its business and operations due to circumstances related to COVID-19, and as a result of delays caused government-imposed quarantines, office closings and travel restrictions, which affect both the Company’s and its suppliers. Following the outbreak of Covid-19 in the U.S., we experienced a significant decline in customers sales, which has not abated to date. In addition, supply chain disruptions have, from time to time, resulted in the unavailability of raw ingredients and packaging materials for our products.

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Results of Operations

For the years ended December 31, 2020 and December 31, 2019

Revenue and Gross Profit

Revenue and gross profit for the year ended December 31, 2020 was $29, compared to revenue and gross profit of $805 during the year ended December 31, 2019, representing a decrease of $776 or 96%. Revenues were derived from the sale of our CannaCure products, with sales decreasing in 2020 following the outbreak of the Covid-19 pandemic.

Operating Expenses

Operating expenses for the year ended December 31, 2020 were $11,781, compared to operating expenses of $47,530 during the year ended December 31, 2019, representing a decrease of $35,659 or 75%. The decrease is primarily attributable to a decrease in general and administrative expenses resulting from start-up costs for the CannaCure business in 2019 which did not recur in 2020. General and administrative expenses were $6,069 for the year ended December 31, 2020, compared to $37,892 for the year ended December 31, 2019, representing a decrease of $31,823 or 84%. Rent was $5,712 for the year ended December 31, 2020, compared to $9,638 for the year ended December 31, 2019, representing an increase of $3,926 or 41%.

Other Income (Expense)

For the year ended December 31, 2020, interest expense was $42,583, compared to an expense of $35,417 for the year ended December 31, 2019, representing an increase of $7,166 or 20%. Interest income was $23 for the year ended December 31, 2020, compared to $51 for the year ended December 31, 2019. In 2020, we recorded $10,000 in other income a result of a one-time debt forgiveness.

During the year ended December 31, 2019, we recorded a one-time loss of $82,034 for the disposal of assets, relating to the impairment of cryptocurrency mining equipment used in our cryptocurrency mining business.

Net Loss

We realized a net loss of $46,278 for the year ended December 31, 2020, compared to a net loss of $170,484 for the year ended December 31, 2019 representing a decrease in net loss of $124,206 or 73%.

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Liquidity and Capital Resources

As of December 31, 2020, we had cash and cash equivalents of $29,006 and inventory of $10,926, for total current assets of $39,932. Our total current liabilities as of December 31, 2020 were $101,863, consisting of convertible notes payable in the principal amount of $78,000, a loan payable to our CEO of $14,785, and accrued expenses of $9,078. Our working capital deficit as of December 31, 2020 was $61,931. Subsequent to the reporting period, an outstanding note payable in the principal amount of $40,000, together with accrued interest thereon, was converted to a total 9,284,445 shares of common stock.

Net cash used in operating activities for the year ended December 31, 2020 was $(11,729), compared to net cash used in operating activities of $(54,623) for the year ended December 31, 2019. Net cash used in investing activities for the year ended December 31, 2020 was ($850), compared to net cash used in investing activities of ($1,473) for the year ended December 31, 2019. For the year ended December 31, 2020, net cash used in financing activities was ($19,215), compared to net cash provided by financing activities of $48,803 during the fiscal year ended December 31, 2019.

Historically, we have funded our operations through sales of equity, debt issuances and officer loans. We have no commitment from any investment banker or other traditional funding sources and, while we have had discussions with various potential funding sources, we have no definitive agreement with any third party to provide us with financing, either debt or equity, and there can be no assurances that we will be able to raise additional funds, or if we are successful, on favorable terms. The failure to obtain the financing necessary to allow us to continue to implement our business plan will have a significant negative impact on our anticipated results of operations.

Going Concern

The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these financial statements. On a consolidated basis, we have incurred significant operating losses since inception. Because we do not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about our ability to continue as a going concern. Therefore, we will need to raise additional funds and are currently exploring sources of financing. Historically, we have raised capital through private offerings of debt and equity and officer loans to finance working capital needs. There can be no assurances that we will be able to continue to raise additional capital through the sale of common stock or other securities or obtain short-term loans.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Impairment of Long-lived Assets

The Company analyzes its long-lived assets for potential impairment. Impairment losses are recorded on long-lived assets when indicators of impairment are present and undiscounted cash flows estimated to be held and used are adjusted to their estimated fair value, less estimated selling expenses. As of December 31, 2019, the Company recognized $82,034 impairment loss on its crypto-currency mining equipment and intangibles.

Recent Accounting Pronouncements

The Company does not expect any recent issued accounting pronouncements to have a material impact on its financial condition, results of operations or cash flows.

Item 3.  Properties.

We do not own any real property. Our facility for compounding and bottling our products is provided by our CEO, Vincent Andreula, for rent of $476 per month on a month-to-month.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table lists, as of April 7, 2021, the number of shares of common stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our directors; (iii) each of our named executive officers and (iv) all executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder's address is c/o Imperalis Holding Corp., 30 N Gould Street, Suite 11023, Sheridan, Wyoming 82801.

The percentages below are calculated based on 142,987,383 shares of common stock issued and outstanding as of April 7,, 2021.

Title of Class	Number of Shares of Common Stock	Percentage
Vincent Andreula	80,996,444	56.65%
Michael Andreula	15,000,000	10.49%
Kristie Andreula	15,000,000	10.49%
Total All Executive Officers and Directors	110,996,444	77.63%
Other 5% Shareholders	None

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Item 5.      Directors and Executive Officers.

The following table sets forth information regarding our current directors and executive officers:

Name	Age	Position
Vincent Andreula	43	Chief Executive Officer, Chief Financial Officer, sole Director President
Michael Andreula	39	Chief Marketing Officer
Kristie Andreula	40	Research and Development Officer

The business background and certain other information about our directors and executive officers, as well our key employee, is set forth below:

Vincent Andreula, our CEO, CFO, and sole Director, joined the Company on December 28, 2017. Mr. Andreula is an entrepreneur who has owned five businesses prior to starting CannaCure Sciences. From May of 2014 to December of 2017, Mr. Andreula was with Spencer Edwards. He formerly served as a Vice President at Capital One; a Fortune 500 company.

Michael Andreula, our Chief Marketing Officer, joined the Company in April of 2019. Mr. Andreula and his wife, Kristie Andreula, started ReBoot Camp Retreats in 2011, taking small groups of clients and gym members out of their stressful, unhealthy lives in the city and into 7-10 day immersive trips to Italy, Costa Rica, Paris, and Mexico.  These retreats offer twice-per-day training by Mike and Kristie, healing body work and nutritional counseling.  They also run the Body Transformation Experiment locally, helping people struggling with their weight to understand their body’s response to carbohydrates and hunger, resulting in some incredible transformations. At the same time, Michael acts as Head Trainer for CKO Kickboxing, a company he started with in 1999. At CKO Kickboxing, he instructs group kickboxing classes and serves as Franchise Trainer for new locations.  At this point, Michael has taught over 20,000 hours of kickboxing classes, produced over 500 hours of online instruction videos, and hosts a podcast where he talks with some of the most innovative people in the health and wellness industry, including Gary Taubes, Steve Maxwell and Wim Hof. Mr. Andreula holds a degree in Systems Applications and Products from Scranton University.

Kristie Andreula, our head of Research and Development, joined the Company in April of 2019.

Ms. Andreula holds a degree in Biology with a concentration in Health Science from SUNY Brockport.

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Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

Michael Andreula, our Chief Marketing Officer, is the brother of our CEO and sole director, Vincent Andreula. Kristie Andreula, our head of R&D, and Michael Andreula are spouses.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board

Until further determination by the board, the full board of directors will undertake the duties of the Audit Committee, Compensation Committee, and Nominating Committee.

Audit Committee

We do not have a separately designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor. Our Board of Directors, which performs the functions of an audit committee, does not have a member who would qualify as an “audit committee financial expert” within the definition of Item 407(d)(5)(ii) of Regulation S-K. We believe that, at our current size and stage of development, the addition of a special audit committee financial expert to the Board is not necessary.

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Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•	The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
•	Experience in political affairs;
•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Code of Ethics

We currently have not adopted a code of ethics for the Board or executives.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act, as amended, will require our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish our company with copies of all Section 16(a) reports they file.

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Code of Ethics

The Company has not adopted a code of ethics to apply to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions.

Item 6.   Executive Compensation.

Summary Compensation Table

The following table sets forth the compensation earned by Executive Officers during the last two fiscal years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Vincent Andreula, CEO, CFO	2020	-	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-	-

Michael Andreula, CMO	2020	-	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-	-

Kristie Andreula, Chief R&D Officer	2020	-	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-	-

We did not pay any compensation to our named executive officers in 2020 or 2019.

Employment Agreements

Outstanding Equity Awards at Fiscal Year End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2020:

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

WARRANT AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Warrants (#) Exercisable	Number of Securities Underlying Unexercised Warrants (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Warrants (#)	Warrant Exercise Price ($)	Warrant Expiry Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Vincent Andreula	-	-	-	-	-	-	-	-	-

Michael Andreula	-	-	-	-	-	-	-	-	-

Kristie Andreula	-	-	-	-	-	-	-	-	-

Compensation of Directors Table

The table below summarizes all compensation paid to our directors during the year ended December 31, 2020:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent Andreula	-	-	-	-	-	-	-

We did not pay any compensation to our sole Director for his service on the board in 2020.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

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Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

For the years ended December 31, 2020 and 2019, no members of our board of directors received compensation in their capacity as directors.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation” below, we describe transactions since incorporation, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

1.                  On December 28, 2017, pursuant to a Share Exchange Agreement, we acquired 100% of the issued and outstanding common stock of The Crypto Currency Mining Company, Inc. (“Crypto”), in exchange for our issuance of 56,996,444 shares of common stock to Vincent Andreula, the sole shareholder of Crypto. Following our acquisition of Crypto, Mr. Andreula became our CEO and majority shareholder and we focused on the mining of cryptocurrencies as our primary business.

2.                  On April 29, 2019, pursuant to a Share Exchange Agreement, we acquired all of the issued and outstanding capital stock of CannaCure, Inc. in exchange for the issuance of 60,000,000 shares of common stock to the former shareholders of CannaCure, who included: (i) Mr. Andreula, our CEO and sole director, who received 30,000,000 shares; (ii) our Chief Marketing Officer, Michael Andreula, who received 15,000,000 shares; and (iii) our head of Research and Development, Kristie Andreula, who received 15,000,000 shares.

3.                  Our CannaCure products are compounded and bottled in a large garage provided to the Company by our CEO at a rent of $476 per month. This arrangement is informal and we do not have a written lease agreement.

Director Independence

We are not a “listed issuer” within the meaning of Item 407 of Regulation S-K and there are no applicable listing standards for determining the independence of our directors. Applying the definition of independence set forth in Rule 4200(a)(15) of The NASDAQ Stock Market, Inc., we do not currently have any independent directors.

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Item 8.  Legal Proceedings

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is quoted on the Pink tier of the OTC Markets Group quotation system (www.otcmarkets.com) under the trading ticker “IMHC.”  The trading price of our common stock has been extremely volatile. Further, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These kinds of broad market fluctuations may adversely affect the market price of our common stock.  For additional information, see “Risk Factors” above.

As of April 7, 2020, we had 142,987,383 shares of our Common Stock, par value $0.001, issued and outstanding. There were 230 owners of record of our Common Stock.

Penny Stock Regulations

        The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock is currently within the definition of a penny stock and will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

        For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

 In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial

27

status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit the investors’ ability to buy and sell our stock.

Dividend Policy

We have not paid any cash dividends since our inception. Any future determination as to the declaration and payment of dividends on shares of our Common Stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our shares of Common Stock. In addition, we currently have no plans to pay such dividends. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future.

Equity Compensation Plan Information

Currently, there is no equity compensation plan in place.

Purchases of Equity Securities by the Registrant and Affiliated Purchaser

We have not repurchased any shares of our common stock during the fiscal years ended December 31, 2020, or 2019, respectively.

Item 10.	Recent Sales of Unregistered Securities.

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

1.                  On April 29, 2019, pursuant to a Share Exchange Agreement, we acquired all of the issued and outstanding capital stock of CannaCure Sciences, Inc. in exchange for the issuance of 60,000,000 shares of common stock to the former shareholders of CannaCure, who included: (i) Mr. Andreula, our CEO and sole director, who received 30,000,000 shares; (ii) our Chief Marketing Officer, Michael Andreula, who received 15,000,000 shares; and (iii) our head of Research and Development, Kristie Andreula, who received 15,000,000 shares. These issuances did not involve any public offering or distribution and were exempt from registration under Section 4(a)(2) of the Securities Act.

2.                  On February 21, 2018, pursuant to a Share Exchange Agreement, we acquired all of the issued and outstanding capital stock of Dollar Shots Club, Inc. (“Dollar Shots”) in exchange for our issuance of 1,342,050 shares of common stock to the former shareholders of Dollar Shots. These issuances did not involve any public offering or distribution and were exempt from registration under Section 4(a)(2) of the Securities Act.

28

3.                  On January 13, 2021 and February 22, 2021, we issued a total 9,284,445 shares of common stock upon conversion of an outstanding convertible note. We did not engage in any general solicitation or advertising in connection with the issuance of the note, and the noteholder was an accredited investor within the meaning of Rule 501. The issuance of these was exempt from registration pursuant to Rule 506 under Regulation D.

Item 11.	Description of Registrant’s Securities to be Registered.

Common Stock

This Form 10 relates to our common stock, $0.001 par value per share (the “Common Stock”). We are authorized to issue 200,000,000 shares of Common Stock. As of the date of this Report, there were 142,987,383 shares of Common Stock issued and outstanding.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of Common Stock are also entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs.

The holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding Common Stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares or a majority of the shareholders at a meeting at which quorum exists are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Voting Rights

Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, all rights to vote and all voting power shall be vested in the holders of common stock. Each share of common stock shall entitle the holder thereof to one vote.

No Cumulative Voting

Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, cumulative voting by any shareholder is expressly denied.

Rights upon Liquidation, Dissolution or Winding-Up of the Company

Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the Company shall be distributed pro rata to the holders of the common stock.

29

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, par value $0.001. The Preferred Stock may issued in one or more classes or series by the board of directors, who has the authority to designate the rights, preferences, and other aspects of each class or series of Preferred Stock. We do not have any classes or series of Preferred Stock designated at this time, and no shares of Preferred Stock are outstanding.

We refer you to our Articles of Incorporation, any amendments thereto, Bylaws, and the applicable provisions of the Nevada Revised Statutes for a more complete description of the rights and liabilities of holders of our securities.

Item 12.	Indemnification of Directors and Officers.

Under our Bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the company. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

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        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises. We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item	13. Financial Statements and Supplementary Data.

Index to Financial Statements:

F-1	Report of Independent Registered Public Accounting Firm
F-2	Consolidated Balance Sheets as of December 31, 2020 and 2019
F-3	Consolidated Statement of Operations for the years ended December 31, 2020 and 2019
F-4	Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2020 and 2019
F-5	Consolidated Statement of Cash Flows for the years ended December 31, 2020 and 2019
F-6	Notes to Consolidated Financial Statements.

31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Imperalis Holding Corp.

Sheridan, Wyoming

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Imperalis Holding Corp. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2020.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

April 13, 2021

F-1

IMPERALIS HOLDING CORP.

Consolidated Balance Sheets

	December 31, 2020	December 31, 2019

ASSETS
Current Assets
Cash	$29,006	$60,800
Inventory	10,926	10,926
Total Current Assets	39,932	71,726

Other Assets:
Property and equipment	2,323	1,473
Intangible assets	7,000	7,000
Total Other Assets	9,323	8,473
TOTAL ASSETS	$49,255	$80,199

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES
Current Liabilities
Accrued expenses	$9,078	$7,112
Notes payable	—	44,000
Convertible notes payable, net of debt discount	78,000	35,417
Shareholder loan	14,785	—
Total Current Liabilities	101,863	129,112

TOTAL LIABILITIES	101,863	86,529

STOCKHOLDERS' EQUITY (DEFICIT)
Common Stock
Common stock: par value $0.00; 200,000,000 shares authorized; 133,702,938 shares issued and outstanding	133,702	133,702
Common stock subscribed	10,000	10,000
Additional paid-in capital	5,922,373	5,922,373
Accumulated deficit	(6,118,683)	(6,072,405)
Total Stockholders' Equity (Deficit)	(52,608)	(6,330)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$49,255	$80,199

The accompanying notes are an integral part of the Consolidated Financial Statements

F-2

IMPERALIS HOLDING CORP.

Consolidated Statements of Operations

	Year Ended
	December 31, 2020	December 31, 2019

Revenues	$29	$805
Cost of revenues	—	—
Gross Profit	29	805

Operating Expenses

Rent	5,712	9,638
General and administrative	6,069	37,892
Total operating expense	11,781	47,530

Loss from Operations	$(11,752)	$(46,725)

Other Income (Expense)
Interest Income	23	51
Gain on forgiveness of debt	10,000	—
Interest expense	(44,549)	(41,776)
Impairment of assets and intangibles	—	(82,034)
Total Other Income (Expense)	(34,526)	(123,759)

Loss Before Income Taxes	(46,278)	(170,484)

Provision for Income Taxes	—	—

Net Loss	$(46,278)	$(170,484)

Net loss per share - basic and diluted	$(0.00)	(0.00)

Weighted average shares outstanding - basic and diluted	133,702,000	118,743,090

The accompanying notes are an integral part of the Consolidated Financial Statements

F-3

IMPERALIS HOLDING CORP.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

Years Ended December 31, 2020 and 2019

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance at December 31, 2018	83,702,000	$83,702	$5,904,373	$(5,901,921)	$86,154

Common Stock issued for acquisition of CannaCure Sciences, Inc.	60,000,000	60,000	(60,000)	—	—

Beneficial conversion feature			78,000		78,000

Net loss				(170,484)	(170,484)

Balance at December 31, 2019	143,702,000	143,702	5,922,373	(6,072,405)	(6,330)

Net loss				(46,278)	(46,278)

Balance at December 31, 2020	143,702,000	$143,702	$5,922,373	$(6,118,683)	$(52,608)

The accompanying notes are an integral part of the Consolidated Financial Statements

F-4

IMPERALIS HOLDING CORP.

Consolidated Statements of Cash Flows

	Years Ended
	December 31, 2020	December 31, 2019
OPERATING ACTIVITIES
Net Loss	$(46,278)	$(170,484)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on forgiveness of debt	(10,000)	—
Amortization of debt discount	42,583	35,417
Impairment of assets and intangibles	—	82,034

Change in operating assets and liabilities:
Inventory	—	(7,918)
Accrued expenses	1,966	6,328
Net cash used in by Operating Activities	(11,729)	(54,623)

INVESTING ACTIVITIES
Purchase of property and equipment	(850)	(1,473)
Net cash used in Investing Activities	(850)	(1,473)

FINANCING ACTIVITIES
Proceeds received from notes payable	—	78,000
Repayments on shareholder loan	(19,215)	(29,197)

Net cash provided by (used in) Financing Activities	(19,215)	48,803

Net increase (decrease) in Cash	(31,794)	(7,293)
Cash at Beginning of Period	60,800	68,093
Cash at End of Period	$29,006	$60,800

Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities:
Notes payable paid with shareholder loan	$34,000	$—
Debt discount related to beneficial conversion feature	$—	$78,000
Common stock issued for CannaCure Sciences	$—	$600,000

The accompanying notes are an integral part of the Consolidated Financial Statements

F-5

IMPERALIS HOLDING CORP.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business – Imperalis Holding Corp. (the “Company” or “IMHC”), a Nevada corporation formed on April 5, 2005, is a Holding company headquartered in Dallas, Texas. The Company seeks to acquire businesses with high growth potential in diverse industries to multiply rates of return through synergism and consolidating management and accounting information systems.

Recapitalization and Reorganization – On December 1, 2010, Coloured (US) Inc. (“COUS”), incorporated in the State of Nevada on April 5, 2005, entered into a stock exchange agreement with Credit, Money and Life Corp. (“CML”), incorporated in the State of Texas, and certain shareholders. Upon the exchange, CML became a wholly-owned subsidiary of COUS. Pursuant to the stock exchange agreement, COUS issued 24,000,000 Rule 144 restricted COUS common shares to CML shareholders in exchange for a 100% equity interest in CML, making CML a wholly-owned subsidiary of COUS.

The above stock exchange transaction between COUS and CML resulted in those shareholders of CML obtaining a majority voting interest in COUS. Accounting principles generally accepted in the United States of America require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Consequently, the stock exchange transaction was accounted for as a recapitalization of CML as CML acquired a controlling equity interest in COUS, as of December 1, 2010. The reverse acquisition process utilizes the capital structure of COUS and the assets and liabilities of CML recorded at historical cost.

On March 25, 2011, COUS changed its name to Imperalis Holding Corp.

On July 17, 2017, the controlling shareholders sold 16,000,000 shares of stock to a group led by Mr. Philippe Uhrik. Mr. Uhrik was elected chairman and president of the Company at a special meeting of the board of directors. The Board of Directors also cancelled the Series E Preferred Stock authorized and issued which was returned to the Company by the holder. A note payable to the former chairman was sold to the new controlling shareholders.

In connection with the sale of controlling stock, the Company sold the GPS tracking business and its subsidiaries to the former chairman. The transaction was accounted for as effective August 1, 2017.

On December 28, 2017, the Company issued 56,996,444 shares of common stock to acquire 100% of the outstanding shares of Crypto Mining Company, Inc. As part of this transaction, a shareholder returned 13,900,000 shares of common stock, which was subsequently cancelled.

On February 22, 2018, the Company issued 2,392,050 shares of common stock for 100% of the issued and outstanding shares of Dollar Shot Club, Inc.

On April 29, 2019, we closed a Share Exchange Agreement (the “Agreement”) with CannaCure Sciences, Inc., a Wyoming corporation (“CannaCure”). Under the Agreement, we acquired all of the issued and outstanding capital stock of CannaCure in exchange for issuance to the former shareholders of CannaCure, on a pro rata basis, of 60,000,000 shares of newly issued common stock. Our President, CEO, and majority shareholder, Vincent Andreula, is also the President of CannaCure and was a 50% shareholder of CannaCure prior to the acquisition. The acquisition of CannaCure was not accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The transaction was accounted for as common control transaction due to the related party and common control relationships held between Mr. Andreula, the Company and CannaCure. The assets and liabilities of CannaCure transferred over to the Company at their historical values which were insignificant.

The operations of Crypto Mining Company are consolidated with the Company after December 20, 2017.

Basis of Consolidation – The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses, and cash flows of the Imperalis Holding Corp. (“IMHC”), CannaCure Sciences Inc., The Crypto Currency Mining Company and Dollar Shots Club, Inc. The operations of The Crypto Currency Mining Company and Dollar Shots Club, Inc. are currently dormant. All intercompany  accounts and transactions have been eliminated in consolidation. The results of subsidiaries acquired during the respective periods are included in the consolidated statements of operations from the effective date of the acquisition.

F-6

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include accounting for depreciation and amortization, and other intangibles, business combinations, equity transactions, and contingencies.

Cash - The Company considers all highly liquid accounts with an original maturity date of three months or less to be cash equivalents. The Company maintains bank accounts in US banks which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant risk on bank deposit accounts.

Net Income (Loss) per Share - In accordance with ASC 260, Earnings Per Share, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common stock had been issued and if the additional shares of common stock were dilutive. The Company has no potential common stock equivalents outstanding as of December 31, 2020 and 2019.

Income Taxes - The Company has adopted ASC 740, Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed on the straight-line method. The depreciation and amortization methods are designed to amortize the cost of the assets over their estimated useful lives, in years, of the respective assets as follows:

Equipment	5-7 years

Maintenance and repairs are charged to expense as incurred. Improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in income.

Revenue Recognition - The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sale of its Retail products by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company receives orders for its Retail products directly from its customers. Revenues are recognized based on the agreed upon sales or transaction price with the customer when control of the promised goods are transferred to the customer. The transfer of goods to the customer and satisfaction of the Company’s performance obligation will occur either at the time when products are shipped or when the products arrive and are received by the customer. No discounts were offered by the Company. The Company does not provide an estimate for returns as there is no anticipation for any returns in the normal course of business.

Impairment of Long-lived Assets – The Company analyzes its long-lived assets for potential impairment. Impairment losses are recorded on long-lived assets when indicators of impairment are present and undiscounted cash flows estimated to be held and used are adjusted to their estimated fair value, less estimated selling expenses. As of December 31, 2020 and 2019, the Company recognized a loss of $0 and $82,034, respectively, on impairment of fixed assets and intangibles.

New Accounting Pronouncements - Certain new accounting pronouncements that have been issued are not expected to have a material effect on the Company’s financial statements.

Inventory – Inventory is valued at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Inventory on the balance sheet consists of various CBD oils, body scrubs and packaging.

F-7

NOTE 2 – Equity

Preferred Stock - Prior to 2012, the Company's board of directors authorized the issuance of up to 20,000 shares of $ 0.001 par value Series E Preferred Stock. The Series E Preferred Stock is preferred as to dividends and liquidation over common stock, has a liquidation value of $1,000 per share, and has a dividend rate of 12% of liquidation value per year. As of December 31, 2020 and 2019, there are no Series E Preferred Stock outstanding.

Common Stock – During the year ended December 31, 2019, the Company issued 60,000,000 shares of common stock for 100% of the issued and outstanding of CannaCure Sciences Inc. CannaCure Sciences Inc. develops personal care products containing Cannabidiol (CBD) such as lotions and oils. Vincent Andreula, President, CEO and majority shareholder of the Company was also the President of CannaCure and was a 50% shareholder of CannaCure prior to the acquisition. The acquisition of CannaCure Sciences Inc. was not accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The transaction was accounted for as common control transaction due to the related party and common control relationships held between Mr. Andreula, the Company and CannaCure. The assets and liabilities of CannaCure transferred over to the Company at their historical values which were insignificant.

NOTE 3 – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring net losses, has negative working capital and operations have not provided cash flows. Additionally, the Company does not currently have sufficient revenue producing operations to cover its operating expenses and meet its current obligations. In view of these matters, there is substantial doubt about the Company’s ability to continue as a going concern. The Company intends to finance its future development activities and its working capital needs largely through the sale of equity securities with some additional funding from other sources, including term notes until such time as funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – Related   Party Transactions

During the year ended December 31, 2020, the Company’s officer, Vincent Andreula, loaned to the Company $34,000 and $19,215 was repaid. The $34,000 was used to pay and settle $44,000 of outstanding notes payable with with non-related parties (see Note 5) and the $10,000 was forgiven by the note holder and recorded as a gain on forgiveness of debt.

As of December 31, 2020 and 2019, the balance due to the Company’s officers was $14,785 and $0, respectively. These loans are unsecured, non-interest bearing and due on demand.

NOTE 5 – Notes Payable and Convertible Notes Payable

Notes Payable

On August 29, 2018, the Company received $4,500 loan from Wexford Industries, Ltd. The loan had a one-year term and an interest rate of 8% per annum. The Note was retired on June 11, 2020 as part of the settlement discussed below.

On October 1, 2018, the Company received $15,000 loan from Wexford Industries, Ltd. The loan had a one-year term and an interest rate of 8% per annum. The Note was retired on June 11, 2020 as part of the settlement discussed below.

On October 2, 2018, the Company received $2,500 loan from Wexford Industries, Ltd. The loan had a one-year term and an interest rate of 8% per annum. The Note was retired on June 11, 2020 as part of the settlement discussed below.

On October 12, 2018, the Company received $10,000 loan from Blackridge Holdings, Inc. The loan had a one-year term and an interest rate of 8% per annum. The Note was retired on June 11, 2020 as part of the settlement discussed below.

On November 20, 2018, the Company received $12,000 loan from Wexford Industries, Ltd. The loan had a one-year term and an interest rate of 8% per annum. The Note was retired on June 11, 2020 as part of the settlement discussed below.

F-8

On June 11, 2020, each of the outstanding loans due to Wexford Industries, Ltd. and Blackridge Holdings, Inc. were settled and paid in full in exchange for a single payment of $34,000.

As of December 31, 2020 and 2019, the outstanding principal balance on the above mentioned notes payable was $0 and $44,000, respectively. As of December 31, 2020 and 2019, the notes payable had accrued interest of $0 and $4,278, respectively.

Convertible Notes Payable

On May 22, 2019, the Company received a $20,000 loan from Intermarket Associates, LLC. The Loan had a one- year term and interest at a rate of 10% per annum. Principal and interest payments will accrue until conversion of Promissory Note. This note is convertible to common stock at a price of $0.005 per share. The note matured on May 22, 2020 and is currently in default.

On July 5, 2019, the Company received a $40,000 loan from GCEF Opportunity Fund, LLC. The Loan had a one- year term and interest at a rate of 10% per annum. Principal and interest payments will accrue until conversion of Promissory Note. Subsequent to the reporting period on January 13, 2021 and February 22, 2021, this note and all accrued interest were converted to a total 9,284,445 shares of common stock.

On October 18, 2019, the Company received a $18,000 loan from Intermarket Associates, LLC. The Loan had a one- year term and interest at a rate of 10% per annum. Principal and interest payments will accrue until conversion of Promissory Note. This note is convertible to common stock at a price of $0.005 per share. The note matured on October 18, 2020 and is currently in default.

The above mentioned convertible notes payable resulted in a beneficial conversion feature totaling $78,000 which was recorded as a debt discount. The discount is being amortized through the maturity dates. Amortization expense of $42,583 and $35,417 was amortized to interest expense during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the total outstanding principal balance on the convertible notes payable was $78,000 and the remaining unamortized debt discount was $0. As of December 31, 2019, the total outstanding principal balance on the convertible notes payable was $78,000 and the remaining unamortized debt discount was $42,583. As of December 31, 2020 and 2019, the convertible notes payable had accrued interest of $9,078 and $2,834, respectively.

NOTE 6 – Income Taxes

As of December 31, 2020, the Company had net operating loss carry forwards of approximately $6,040,683 that may be available to reduce future years’ taxable income in varying amounts. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

As of December 31, 2020 and 2019, the valuation allowance was approximately $1,270,643 and $1,267,767, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2020. All tax years since inception remain open for examination by taxing authorities.

F-9

The income tax provision differs from the amount on income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2020 and 2019 due to the following:

	December 31, 2020	December 31, 2019
Federal income tax benefit attributable to:
Income tax benefit	$(9,718)	(35,802)
Loss on disposal of assets	—	17,227
Gain on settlement of debt	(2,100)	—
Interest Amortization	8,942	7,438
Change in valuation allowance	2,876	11,137
Net provision for Federal income taxes	$—	—

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows:

	December 31, 2020	December 31, 2019
Deferred tax asset attributable to:
Net operating loss carryover	$1,270,643	1,267,767
Valuation allowance	(1,270,643)	(1,267,767)
Net deferred tax asset	$—	—

The related deferred tax benefit on the above unutilized tax losses has a full valuation allowance not recognized against it as there is no certainty of its realization. Management has evaluated tax positions in accordance with ASC 740 and has not identified any significant tax positions, other than those disclosed.

NOTE 7 – Subsequent Events

In accordance with ASC 855, “Subsequent Events,” the Company has analyzed its operations subsequent to December 31, 2020 through the date when financial statements were issued, and has determined that the following material subsequent events require disclosure:

On January 13, 2021 and February 22, 2021, the Company issued a total 9,284,445 shares of common stock upon conversion of an outstanding convertible note. The Company did not engage in any general solicitation or advertising in connection with the issuance of the note, and the noteholder was an accredited investor within the meaning of Rule 501. The issuance of these was exempt from registration pursuant to Rule 506 under Regulation D.

On January 14, 2021, the Company received financing from an investor under a Convertible Promissory Note (the “Note”). The Note allows for advances up to maximum amount of $75,000, bears interest at eight percent (8%) per annum, and is due one year from the date of issue. The Note is convertible at a conversion price of $0.005 per share, with conversions limited such that no conversions will be allowed to the extent that, following such conversion, the noteholder would become the beneficial owner of more that 9.99% of the Company’s common stock.

F-10

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15.

Financial Statements and Exhibits.

a)      Financial Statements and Schedules

The consolidated financial statements required to be field as part of this registration statement are included in Item 13 hereof.

b)      Exhibits.

The following exhibits are either filed as a part hereof or are incorporated by reference. Exhibit numbers correspond to the numbering system in Item 601 of Regulation S-K.

Exhibit No.	Description
3.1	Articles of Incorporation, as amended
3.2	Bylaws
10.1	Share Exchange Agreement with CannaCure Sciences, Inc.
10.2	Share Exchange Agreement with Dollar Shots Club, Inc.
10.3	Share Exchange Agreement with the Crypto Currency Mining Company
10.4	Convertible Promissory Note issued January 14, 2021
10.5	Convertible Promissory Note issued May 22, 2019
10.6	Convertible Promissory Note issued October 18, 2019
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPERALIS HOLDING CORP.

Date: April 13, 2021	By:	/s/ Vincent Andreula
Name: Vincent Andreula
Title: Chief Executive officer, Chief Financial Officer, and sole Director (Principal Executive Officer and Principal Accounting and Financial Officer)

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